EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT
                              --------------------
                                   SATX, INC.

         THIS AGREEMENT made and entered into as of the 15th day of May, 2001, by and between SATX, INC. a Nevada corporation (the `Company"), and ANTHONY W. LUCHTEFELD, (the "Executive") and in the plural hereby referred to as the "PARTIES".

         WHEREAS, the Company desires to employ the Executive as Chief Financial Officer and the Executive desires to be employed in such capacity by the Company under the terms and conditions contained hereafter.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereinafter set forth, it is agreed as follows:

         ARTICLE 1. TERM OF AGREEMENT. The Company agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein for the period commencing on 5/15/2001, and expiring on 5/15/2004 (the "Expiration Date"), unless sooner terminated as hereinafter set forth. If mutually agreed by both parties hereunder, the Expiration Date shall be extended for one (1) additional year beginning on the first anniversary of employment or until otherwise terminated hereunder. Only under termination for cause can Executive be terminated before twelve (12) months from commencement date has passed. In other words this is a "no-cut" contract for twelve months.

         ARTICLE 2. COMPENSATION AND OTHER TERMS.

                  (a) Compensation. The Executive shall receive a salary for his services during the term of this Agreement in the sum of One Hundred Thirty-Five Thousand Dollars ($135,000.00), subject to applicable withholding allowances and payable in the same manner, which the Company pays other executive employees. Annual increases in Executive's Salary will be at the discretion of the CEO with the Board of Directors ("BOD") approval with such annual increases being, at least, equivalent to what other Executives are receiving and not less than the consumer price index, as published by the United States Department of Labor, Bureau of Labor Statistics.2

                  (b) Additional Compensation.

                           i) Executive shall receive performance bonus or
bonuses as approved by the CEO and the Board of Directors of the Company, at such time and in such amounts as the CEO and the Board of Directors may determine. As a condition of hiring Executive The CEO and the BOD agrees that Executive will be entitled to an annual bonus of up to 50% of Executive's base salary. The CEO and the BOD may, at their discretion, award the bonus or bonuses quarterly.

                           ii) As an inducement to accept employment as CFO of
SATX, Inc. Executive will receive 250,000 of SATX, Inc. common stock immediately upon hiring. Such stock will be restricted stock under the SEC 144 Rules.

                           iii) Additionally, Executive shall immediately
receive stock options to acquire one million two hundred thousand (1,200,000) shares SATX, Inc. ("SATX") Common Stock, or stock containing identical features, at the closing price of the stock on May 15th, 2001. Two Hundred Thousand (200,000) of such options shall become vested immediately upon the commencement date and the remaining One Million (1,000,000) of such options shall become vested one third on each anniversary of this Agreement, May 15 of each year, so long as Executive shall then be employed by the Company pursuant to the terms hereof and to the terms of the SATX, Inc. Stock Option Plan 2001 and Stock Option Agreements, both of which must be executed by both Executive and the Compensation Committee of the Board of Directors. In the event of Executive's death during the term of this Agreement, all options for the issuance of SATX, Inc. stock shall become vested immediately and all such options proceeds paid to the Executive's Estate.

                  (c) SICK LEAVE. During the time of this Agreement and any renewal, Executive shall be entitled to ten (10) business days' sick leave per year because of sickness or accident without any adjustment in the Executive's salary. In the event Executive is deemed to be totally disabled the Company shall continue to pay Executive both salary and benefits until such time as Executive commences receiving benefits under the disability insurance policy as provided for hereafter.

                  (d) FRINGE AND OTHER BENEFITS. The Company shall provide to the Executive the fringe benefits as listed below:

                           (i) Auto Expense @ One Thousand Dollars ($1,000.00) per month.
                           (ii) Reimbursement of Continuing Education courses to maintain Executive's certified credentials.
                           (iii) Health and Dental Insurance for Executive and
                                 Dependents and Reimbursement of COBRA until Company insurance is effective
                           (iv) Directors and Officers Insurance as soon as practical

         In addition, the Company shall further provide such other ordinary and usual fringe benefits provided to employees holding the same or similar positions in the Company.

                  (e) DISABILITY INSURANCE. The Company will provide, at the discretion of the BOD, disability insurance to the Executive during the term of this Agreement in the maximum amount, but not less than One Hundred Fifty Thousand Dollars ($150,000.00), reasonably obtainable by the Company from an insurance company with a Best's AAA rating. The cost at such insurance will be advanced by the Company as additional compensation, but will be borne by the Executive and will be treated as additional taxable income to the Executive on information returns filed with applicable tax authorities. The disability insurance shall provide for not more than a sixty- (60) day waiting period before benefits are provided.

                  (f) BUSINESS EXPENSES. During the term of employment hereunder, the Executive shall be entitled to be reimbursed (in accordance with the policies and procedures established by the Board of Directors for Company officers) for all reasonable expenses incurred by him in performing services hereunder, provided that the Executive properly accounts therefor in accordance with Company policy.

                  (h) VACATION. During the term of this Agreement, the Executive shall be entitled to not less than twenty (20) business days per year for vacation. The Executive shall be compensated during all vacation days. The Executive shall also be entitled to all paid holidays given by the Company to senior executive officers.

         ARTICLE 3. DUTIES. The Executive shall perform such senior executive level duties for the Company as may be requested, either orally or in writing, by the CEO, President or the Board of Directors of the Company.

         ARTICLE 4. ATTENTION TO BE DEVOTED TO AFFAIRS OF THE COMPANY. During the continuation of this Agreement, the Executive shall devote substantially all of his time, attention and influence to the affairs of the Company. The Executive covenants and agrees that, without prior permission of the Company, be will not directly or indirectly, engage or participate in any activities at any time during the term of this Agreement in conflict with the best interests of the Company. It is understood and agreed that work for other business interests of Executive not in conflict with the business of the Company, and other similar activities are not prohibited so long as the affairs of the Company are given primary consideration, and so long as the duties of the Executive are not materially affected thereby.

         ARTICLE 5. THE EXECUTIVE AGREES to serve without additional compensation, if elected or appointed thereto, in one or more offices or as a director of any of the company's subsidiaries or affiliates.

         ARTICLE 6. TERMINATION OF EMPLOYMENT.

                  (a) The Company may only terminate this Agreement with cause, and shall provide ninety (90) days' written notice of such termination and the reason therefore to Executive. Cause shall be defined for the purposes hereof as the conviction of Executive of any felony crime, unless waived by the Company, or the willful breach of duty by the Executive in the course of, or embezzlement or theft by Executive, unless waived by the Company. In the event of such termination, the Company shall be obligated to continue to pay Executive the salary and benefits due him under this Agreement up to the date of termination provided that Executive continues to reasonably perform his duties hereunder.

                  (b) Executive may terminate this Agreement at any time upon ninety (90) days' written notice to the Company. In the event of such termination, the Company shall have the obligation to continue to pay Executive the salary and benefits due him under this Agreement up to the date of termination, and for a period of twelve (12) months following the effective date of his resignation. Executive shall continue to satisfactorily perform his duties hereunder to the end of such ninety- (90) day period and be available, as mutually agreed between the Parties, to assist the Company during the 12 month period following the effective date of termination.

                  (c) PROPERTY OF THE COMPANY. The Executive agrees that upon the termination of his employment, he will surrender to the Company all lists, books, records and similar materials, and all copies thereof in his possession, and will also return to the Company all other property of the Company which has come into his possession while employed by the Company.

         ARTICLE 7. DISABILITY.

                  (a) TOTAL DISABILITY. In the event the Executive shall become physically or mentally incapacitated from performing his duties under this Agreement, then he shall be deemed to be totally disabled. In such event, the Executive shall be entitled to receive his normal salary and benefits to and until such time as the Executive shall commence receiving benefits under the policy of disability insurance provided for herein. Thereafter, the Executive shall be entitled to receive no further compensation from the Corporation under the terms of this Employment Agreement, except for such disability insurance.

                  (b) PARTIAL DISABILITY. In the event the Executive shall become physically or mentally incapacitated from performing his duties under this Agreement, but is still able to perform other services from the Company, then the Company shall continue to employ the Executive for such purposes. In such event, the Company shall pay to the Executive a monthly salary equal to seventy-five percent (75%) of the salary to be paid to him under the provisions of Article 2(a) above, less the amount of disability insurance proceeds, if any, received by the partially disabled Executive for each month. The Company shall further be required to continue to provide all benefits to Executive.

                  (c) STOCK OPTIONS. In the event the Executive is either totally or partially disabled, all options for the issuance of SATX, Inc. stock as provided for herein which have not previously become vested shall become vested immediately upon such determination of total or partial disability.

         ARTICLE 8. DEATH BENEFIT. In the event of Executive's death during the term of this Agreement, this Agreement shall terminate immediately, however, Executive's heirs at law or estate shall be entitled to receive the salary due Executive by way of this Agreement or any renewal thereof. Terminal pay as provided for in this section shall be in addition to amounts otherwise receivable by the Executive or his estate under this or any other agreement with the Company.

         ARTICLE 9. PURCHASE OF LIFE INSURANCE ON EXECUTIVE'S LIFE. If at the time of termination at Executives employment with the Company for any reason other than death, the Company owns a policy of life insurance on the life of the Executive. The Executive may purchase said policy of life insurance from the Company for the amount of One Dollar ($1.00), or the total of cash surrender value, plus the unearned premiums accumulated dividends and accrued interest thereon, of such policy, whichever is greater; such purchase and sale to be consummated within sixty (60) days following the termination of Executive's employment.

         ARTICLE 10. BINDING AGREEMENT. This Agreement and all obligations of the Company hereunder shall be binding upon the successors and assigns of the Company. This Agreement and all rights of the Executive hereunder shall inure to the benefits of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         ARTICLE 11. NON-COMPETITION. During the term of employment hereunder, Executive will not (a) directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business which is in competition with any business conducted by the Company or by any group, division or subsidiary of the Company in any area where such business is being conducted by the Company at the time of such termination (provided that ownership of five percent (5%) or less of the voting stock of any publicly held corporation shall not constitute a violation hereof) or (b) directly or indirectly solicit, interfere with, or endeavor to entice away from the Company any customer, or person, firm, corporation or business, regularly dealing with the Company or interfere with or entice away any subsidiary, affiliate or employee of the Company or advise or recommend to any other persons that they, directly or indirectly, so solicit, interfere with or endeavor to entice away. The Executive agrees that the covenants contained in this Section are reasonably necessary to protect the legitimate interests of the Company, are reasonable with respect to time and territory, and do not interfere with the interests of the public. The Executive further agrees that the description of the covenants contained in this Section is sufficiently accurate and definite to inform the Executive of the scope of the covenants.

         ARTICLE 12. UNAUTHORIZED DISCLOSURE.

                  (a) During the period of his employment hereunder, the Executive shall not, without the prior written consent of the Board of Directors, or a person authorized thereby, disclose to any person, other than a person to whom disclosure is necessary or appropriate in connection with the performance by the Executive of his duties as an officer of the Company, or its subsidiaries or its affiliates, any confidential information obtained by him while in the employ of the Company with respect to any of the Company's services, products, improvements, formulae, designs or styles, processes, customers, methods of marketing or distribution, systems, procedures, plans, proposals, policies or methods of operation, the disclosure of which he knows, or should have reason to know, will be damaging to the Company or its subsidiaries or its affiliates, nor shall he make any false statements regarding the Company or its subsidiaries or its affiliates or take any other action which he knows, or should have reason to know, will be damaging to the Company or its subsidiaries or its affiliates; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the company. Following the termination of employment hereunder, the Executive shall not disclose any confidential information of the type described above or take any action of the type described above except as may be required in the opinion of the executive's counsel in connection with any judicial or administrative proceeding or inquiry.

                  (b) The foregoing provision of this Section 12 shall be binding upon the Executive's heirs, successors and legal representatives.

         ARTICLE 13. WITHHOLDING OF TAXES. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

         ARTICLE 14. AMENDMENT; MODIFICATION WAIVER. This Agreement may not be amended except by the written agreement of the parties hereto. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by both the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         ARTICLE 15. SEVERABILITY. If any provision of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

         ARTICLE 16. WAIVER. The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a wavier of any subsequent breath or violation thereof or of any other provision hereof.

         ARTICLE 17. NOTICE. All notices required to be given under the terms of this Agreement shall be in writing, shall be effective upon receipt, and shall be delivered to the addressee in persona or mailed by certified mail, return receipt requested, as follows:

                           If to the Company, addressed to:

                                     SATX, Inc.
                                     8351 Roswell Road
                                     #374
                                     Atlanta, Georgia 30350

                           If to the Executive, addressed to:

                                     Anthony W. Luchtefeld
                                     2325 Stonevally Ct.
                                     Cumming, Georgia 30041

or such other address as either party shall have designated for notices to be given to him or it in accordance with this paragraph.

         ARTICLE 18. ENTIRE AGREEMENT. This Agreement contains the entire Agreement between the parties hereto and shall not be modified except by a written instrument between the parties.

         ARTICLE 19. GOVERNING LAW. This Agreement has been negotiated and executed in the State of Georgia, and the laws of that state shall govern its construction and validity.

         ARTICLE 20. BENEFIT. This Employment Agreement shall inure to and shall be binding upon the parties hereto, the heirs and personal representatives of the Executive, and the successors and assigns of the Company, including any business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets of the Company.

         WITNESS WHEREOF, the parties hereto have caused this instrument to be executed on the day and year first above written.

"SATX, INC."                                   "EXECUTIVE"
(the "Company")

By /s/ Terry L. Colbert                        /s/ Anthony W. Luchtefeld
   -----------------------------------         ---------------------------------
   Signature                                   Signature

Print Name: Terry L. Colbert                   Print Name: Anthony W. Luchtefeld
            --------------------------         --------------------------------

June 7, 2001


                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
                                    6/07/2001

This Amendment to the Employment Agreement dated May 15th, 2001between SATX, Inc. and Mr. Anthony W. Luchtefeld ("Employee") is to modify certain terms of the Agreement, specifically the voluntary separation stipulation.

Both Parties agree to amend the Employment Agreement as set forth below:

Should Mr. Luchtefeld ("Employee") elect to voluntarily end his employment, i.e. quit, his position as CFO of SATX, then Employee will receive salary and benefits up to and including the date Employee voluntarily leaves the employment of SATX. Benefits would continue that are mandated by Federal and/or State laws.

Should a change in control of SATX happen as a result of a merger, a major shareholder sells his interest to another person or entity, or acquisition by another company and Mr. Luchtefeld elects to voluntarily end his employment, i.e. quit, his position as CFO of SATX, then Employee will be paid in accordance with and by the Terms and Conditions of the Employment Agreement.



/s/ A. W. Luchtefeld
---------------------------------
Anthony W. Luchtefeld



---------------------------------
Celso Suarez
Secretary